Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                       MONTHLY REPORT - NOVEMBER 2004
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,432,754.792 units) at October 31, 2004     $3,768,297,143
Additions of 29,115.445 units on November 30, 2004                79,471,693
Redemptions of (7,815.538) units on November 30, 2004            (21,332,818)
Offering Costs                                                    (2,230,619)
Net Income (Loss) - November 2004                                144,692,228
                                                              --------------

Net Asset Value (1,454,054.699 units) at November 30, 2004    $3,968,897,627
                                                              ==============

Net Asset Value per Unit at November 30, 2004                 $     2,729.54
                                                              ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                  $  103,029,231
    Change in unrealized                                         (12,252,602)
  Gains (losses) on forward and swap contracts:
    Realized                                                               0
    Change in unrealized                                          72,959,448
  Interest income                                                  5,338,090
                                                              --------------

                                                                 169,074,167
                                                              --------------

Expenses:
  Brokerage fee                                                   24,132,057
  Performance fee                                                          0
  Operating expenses                                                 249,882
                                                              --------------

                                                                  24,381,939
                                                              --------------

Net Income (Loss) - November 2004                             $  144,692,228
                                                              ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on November 30, 2004                   $   2,729.54

Net Asset Value per Unit on October 31, 2004                    $   2,630.11

Unit Value Monthly Gain (Loss) %                                        3.78 %

Fund 2004 calendar YTD Gain (Loss) %                                    3.73 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

The US Dollar slide is not over ...

The US Dollar continued to slide and made new multi-year lows against most major currencies. Record budget deficits, trade deficits, and current account deficits, and the prospect of 4 more years of unchanged fiscal and monetary policy have the attention of the FX markets.

FX and Interest Rates sectors were profitable in November, and have been the most profitable sectors year to date. US equities rallied strongly after the election, and most non-US equity markets followed, which produced good returns from an otherwise difficult sector. The Energy sector was also profitable as prices traded sharply lower.

US Fed action will be closely watched in December, as will the threat of central bank intervention to slow the pace of the dollar's decline. As financial markets continue to adjust to global imbalances and geopolitical uncertainties, we believe that attractive trading opportunities will continue to develop.

We thank you for your confidence in 2004, and wish you a safe and joyous holiday season.

Sincerely,

Bruce Cleland
President & CEO